EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-123089, 333123079, 333-112171, 333-153276 of Provident New York Bancorp, on Form S-8 and Registration Statement No. 333-125855 of Provident New York Bancorp, on Form S-3D of our reports dated December 10, 2009, with respect to the consolidated financial statements of Provident New York Bancorp, and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Provident New York Bancorp for the year ended September 30, 2009.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Livingston, New Jersey
December 10, 2009